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                                                                 EXHIBIT (a)(2)

                     Form of Letter to Eligible Employees

                                INFOSPACE, INC.

                               October 29, 2001

  Re: Offer to Exchange Options for Restricted Stock

   Dear Eligible Employee:

   I am pleased to announce that the board of directors of InfoSpace, Inc. (the "Company") has decided to offer certain employees that hold outstanding stock options granted on or after February 6, 2001 under the Company's Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan") and 2001 Nonstatutory Stock Plan (the "2001 Plan") and having an exercise price of $3.00 or more per share ("Eligible Options"), the opportunity to exchange their Eligible Options for shares of restricted common stock (the "Restricted Stock"). Participation by each eligible employee is voluntary.

   The main features of the exchange program are as follows:

  . If you are a current full-time United States employee of the Company or one of its U.S. subsidiaries you have the opportunity to exchange your Eligible Options and receive one (1) share of Restricted Stock for every four (4) shares subject to your Eligible Options. Any and all of the unexercised Eligible Options which you hold must be exchanged in full. That is, no partial exchanges are permitted. Participating employees also will be required to surrender, in addition to the Eligible Options, all of their outstanding unexercised options having an exercise price of $3.00 or more per share (including options to purchase Saraide common stock) granted under the 1996 Plan, the 2001 Plan, the Go2Net Inc. 1996 Stock Option Plan, the Go2Net Inc. 2000 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the WEB 21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the IQC Corporation Option to Purchase Common Stock, the SaveSmart, Inc. 1997 Equity Incentive Plan, the Saraide.com Inc. 1998 Equity Incentive Plan, the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan and the INEX Corporation Share Option Plan regardless of when granted or whether vested or unvested (the "Special Options"). No restricted stock will be granted in exchange for the Special Options.

  .  Employees hired after October 26, 2001 are not eligible to participate.

  . The Restricted Stock will be subject to forfeiture which means that if your employment with the Company terminates for any reason (or for no reason), your unvested shares of Restricted Stock on the date of termination will automatically be forfeited to the Company.

  . The shares of Restricted Stock you receive in exchange for Eligible Options (whether vested or unvested) will vest in equal amounts every three months beginning February 27, 2002.

  . The Restricted Stock will in all other respects be subject to the terms and conditions of the Company's 2001 Nonstatutory Stock Option Plan under which it is granted and the restricted stock agreement to be executed by you and the Company.

   You are being provided with this letter and an Offer to Exchange that describes the main features of the Offer, which should be useful in helping you make your decision as to whether to participate in this program. NEVERTHELESS, AS WITH ANY INVESTMENT DECISION I STRONGLY ENCOURAGE YOU TO CONSULT WITH YOUR TAX AND FINANCIAL ADVISORS BEFORE PARTICIPATING IN THIS OFFER.

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   You will be provided under separate cover a schedule showing your proposed supplemental grant, which is conditioned upon your tender of Eligible Options under the terms of the Offer. Please indicate whether or not you will be participating in the exchange program by returning the enclosed form entitled "Election Form to Exchange Stock Options" to InfoSpace, Attention: Mr. Brent Satterlee, who must receive your completed form no later than 9:00 p.m. Pacific Standard Time on November 26, 2001. You may alternatively fax your signed copy to Mr. Satterlee at (425) 201-6185 by the above deadline and mail the original to him. IF YOU TURN IN YOUR FORM AFTER THIS DATE, IT WILL NOT BE ACCEPTED, OR IF YOU FAIL TO TURN IT IN, YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE OFFER.

   THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND CAN BE TERMINATED AT ANY TIME BY YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

   If you have any questions concerning the Offer, please do not hesitate to email them to eo@infospace.com or call the Exchange Offer Hotline at 425-709-8008.

                                          Sincerely,

                                          /s/ NAVEEN JAIN
                                          _____________________________________
                                          Naveen Jain, Chief Executive Officer